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                                                                   Exhibit 14(b)


INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Emerging Tigers Fund, Inc.


We consent to the incorporation by reference in this Registration Statement on Form N-14 of Merrill Lynch Dragon Fund, Inc. of our report dated January 13, 2000 appearing in the annual report to shareholders of Merrill Lynch Emerging Tigers Fund, Inc. for the year ended November 30, 1999, and to the references to us under the captions "COMPARISON OF THE FUNDS--Financial Highlights" and "EXPERTS" appearing in the Proxy Statement and Prospectus, which is a part of this Registration Statement.


/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP

Princeton, New Jersey
March 22, 2000